EXHIBIT 10.21



October 13, 1998



Mr. Jodie K. Glore
7960 North River Road
River Hills, WI  53217

Dear Jodie:

On behalf of the Board of Directors of Iomega Corporation, I am pleased to offer you the position of President and Chief Executive Officer of the Company. In this capacity, you will be responsible for strategic and operational leadership, reporting to the Board. We would like you to join us as soon as you can wrap up your current responsibilities, preferably by December 1, 1998. You will, of course, be elected to the Board of Directors effective the day you join us.

The compensation arrangements that we are offering are outlined below:

Base Salary

Your salary will be $600,000 per year, payable in bi-weekly installments in accordance with Iomega's normal payroll procedures, subject to withholding taxes and other normal deductions. Salary increases are determined by the Board on the advice of the Compensation Committee based on assessed performance. The first salary review will be undertaken after one year. It is our intent in the future to revise executive salaries every other year in furtherance of our objective of emphasizing the incentive compensation elements, both annual and long term, of our total compensation packages.



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Annual Incentive

Your annual incentive award will be targeted at 100% of salary. Actual awards will vary from the target based on the achievement of specific goals and the Board's assessment of performance. As currently constituted, the incentive opportunity is uncapped. We anticipate establishing goals for 1999 in cooperation with you shortly after you join us. Recognizing that you will need time to assess the Company's capabilities and develop a sound business plan, we will guarantee a 1999 annual incentive award of at least $600,000. You would receive a pro rata award for the period of service in 1998 at this same level (e.g., $50,000 for service in December 1998).

Our normal practice is to determine and pay annual incentive awards in cash by mid-March following the close of the fiscal year on December 31st.

Long Term Incentives

As you know, we have reconfigured our long-term incentive program for executives during the past few months. The grant that we would make to you would consist of the following elements:

- A grant of 225,000 non-qualified stock options effective when you join the Company. These options will be priced at market, carry a ten-year term, and vest over five years at the rate of 20% on each of the first through the fifth anniversaries of grant.

- A grant of 75,000 performance-accelerated non-qualified options, priced at market, with a ten-year term, and a normal vesting schedule of 20% per year on each of the third through seventh anniversaries of grant. These options may vest earlier based on the attainment of financial and customer satisfaction goals. These goals have not yet been established, and we look to your participation in the development of these goals for the entire executive team.



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-        A grant of  75,000  performance  units,  the  value  of  which  will be determined over the three-year period January 1, 1999 through December 31, 2001 based on the attainment of financial and customer service goals that need to be set by September 30, 1999. These units have a maximum potential value of $10 each, or $750,000 in aggregate.

The three elements described above represent an annual grant under the long-term incentive program as recently redesigned. We anticipate you will be receiving future grants under this program. In addition, we will make two grants of options to you as a special incentive to drive Iomega's performance to higher levels. These grants are as follows:

- 1,000,000 non-qualified options when you join Iomega, priced at market, carrying a ten-year term, and vesting at the rate of 33.3% on each of the first through third anniversaries of grant.

- 500,000 non-qualified options when you join Iomega, priced at market, carrying a ten-year term, and vesting at the rate of 20% on each of the first through fifth anniversaries of grant.

Benefits

Iomega provides a comprehensive program of employee benefits, including:

- Medical expense protection, including hospitalization, major medical and dental coverage

-        Section 401(k) retirement plan

-        Vacation and holidays



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-        Participation in  the  Executive Life  Insurance  Program at  two times annual base salary, subject to medical underwriting

-        Participation in the Executive Long Term Disability Program

- Participation in the Executive Tax Planning Services provided by Price Waterhouse.

Perquisites

Iomega's executive perquisites are not as extensive as those you currently enjoy at Rockwell. In recognition of this, we will provide a one-time payment to you of $100,000, subject to withholding taxes, payable upon the commencement of employment.

Prior Compensation Opportunities

You will be leaving certain incentive opportunities and retirement benefits Aon the table@ when you leave Rockwell. Our outside compensation consultant (David Swinford of Pearl Meyer & Partners) has net present valued these opportunities as follows:

-        Rockwell supplemental retirement benefit accrued to date: $802,000

-        Your  1998  annual  incentive  award was expected  to be  approximately
         $300,000

- Amounts accrued to date under the current performance unit cycle are approximately $700,000.

In place of term life insurance, you have elected a survivor benefit equal to your base salary payable for ten years after your death while an active employee or a $1,000,000 lump sum payment after your retirement.



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Our objective is to make you whole on the  compensation  opportunities  that you are leaving behind, but to do so in a way that is tailored to your needs. Our thoughts at this time are to provide:

- An additional 300,000 non-qualified options, priced at market, with a ten-year term and vesting on your date of employment

- If you forfeit your FY1998 incentive award by virtue of leaving Rockwell, an additional sign-on bonus of $300,000 would be paid to replace your 1998 Rockwell bonus

- Replacement of the accrued performance unit amount, supplemental pension and survivor benefit (to the extent its value exceeds Iomega's coverage) with a package of equivalent value. I suggest that Pearl Meyer & Partners work with your advisors to develop an approach for our mutual consideration.

Relocation

Iomega provides comprehensive relocation assistance, as described in the attached policy. I understand from our discussions that you may have some special circumstances - I welcome an opportunity to discuss these with you in order to ensure as smooth a transition for you and Sandy as possible.

Severance and Change in Control Protection

We have every confidence that your relationship with Iomega will be a long and prosperous one. However, in the unlikely event that the Board should terminate you for reasons other than cause before December 31, 2001, we will continue your salary, target annual incentive and benefits for twenty-four months, and vest any additional options that would have vested by or on the next anniversary of your employment.



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We will provide a higher level of protection in the case of a change in control.
If your employment is terminated by the Company other than for cause or by you for good reason, your salary, annual bonus at target, and benefits will be continued for 36 months. However, these payments would be reduced (or in the case of benefits, eliminated) once subsequent employment is obtained during the period. Fifty percent of any options not yet vested on the date of the change in control will vest automatically on that date. The remaining options will vest over two years if you remain employed or immediately if and when you are terminated other than for cause.

Summary of Compensation Arrangements

         Base Salary:             $600,000

         Annual Incentive:        $600,000    target;   uncapped    opportunity;
                                  guaranteed for 1999

         Stock Options:           2,025,000  options with immediate to five-year
                                  vesting 75,000 performance-accelerated options

         Performance Units:       75,000   covering  1/1/99  -  12/31/01,   with
                                  $750,000 maximum value

         Benefits:                Iomega's standard package
                                  Special package to be developed with advisors

         Sign-on bonus:           $100,000  plus an  additional $300,000 if  you
                                  forfeit your FY 1998 Rockwell bonus

         Severance protection:    12  months'   salary,  annual  incentive   and
                                  benefits   continuance, plus  full  vesting of
                                  options which would have vested by or on the next anniversary date of your employment if terminated by the Company other than for cause prior to 12/31/01

         Change in control:       36  months'  salary,  annual   incentive   and
                                  benefits continuation plus  full   vesting  of
                                  options  and   performance  unit   awards   if
                                  terminated, other than for cause, within two years following a change in control.



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Other Provisions

We have agreed that if you join Iomega and buy a house but decide to purchase a lot and build a new home, Iomega will guarantee you against loss on the sale of the original home for a period up to three years.

The start of your employment is contingent upon your acceptance of this offer and the terms and conditions described in this letter and your signature to the enclosed Agreement. As you will note, this offer for a position constitutes an at-will relationship with Iomega. This means that both you and Iomega share the right to sever the employment relationship at any time, for any reason or no reason, and with or without notice.

Please fax a copy of the signed offer letter (indicating the date that you will begin work) and relocation agreement to me at Iomega's offices. In the meantime, if you have any questions, please contact me at (619) 452-9690.

Jodie, on a more personal note, I couldn't be more pleased than I am with your interest in Iomega. I hope you will accept our offer. I am sure that you will do an excellent job for us and we are all looking forward to working with you. If there is anything we can do to facilitate matters or be of assistance to you or Sandy, please let me know.

Best regards.

Sincerely,

/s/ David J. Dunn                                /s/ Jodie K. Glore
---------------------------------                --------------------------
David J. Dunn, Chairman                           Jodie K. Glore - Accepted
Board of Directors                                Date: October 21, 1998